Exhibit 99.1
For further information contact:
David Carey
Lazar Partners Ltd.
212-867-1768
dcarey@lazarpartners.com
Electro-Optical Sciences Announces $15 Million
Registered Direct Offering
IRVINGTON, NY, July 17, 2009 — Electro-Optical Sciences, Inc. (“EOS”) (NASDAQ: MELA), today announced that it has entered into definitive agreements with a select group of institutional investors to sell 2,400,000 shares of common stock at a negotiated purchase price of $6.25 per share in a registered direct offering. The transaction is expected to close on or about July 22, 2009, subject to the satisfaction of customary closing conditions.
The offering will result in gross proceeds of $15 million to EOS, before deducting placement agents’ fees and estimated offering expenses. EOS intends to use the net proceeds from the sale of the shares to fund pursuit of its pre-market approval application (PMA) for MelaFind®, the continued development and, if and when approved by the U.S. Food and Drug Administration (FDA), the commercialization of MelaFind®, and for general corporate purposes, including working capital.
All of the shares of common stock are being offered pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”) which was declared effective on July 7, 2008.
Needham & Company, LLC served as the lead placement agent and Oppenheimer & Co. Inc. served as the co-placement agent for the offering.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in this offering. There shall not be any sale of these securities in any state or jurisdiction in which such offering, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained at the SEC’s website at http://www.sec.gov or from EOS by writing or calling EOS at 3 West Main Street, Suite 201, Irvington, NY 10533, (914) 591-3783.

About Electro-Optical Sciences
Electro-Optical Sciences is a medical technology company focused on developing MelaFind®, a non-invasive and objective computer vision system intended to aid in the early detection of melanoma. EOS designed MelaFind® to assist in the evaluation of pigmented skin lesions, including atypical moles, which have one or more clinical or historical characteristics of melanoma, before a final decision to biopsy has been rendered. MelaFind® acquires and displays multi-spectral (from blue to near infrared) digital images of pigmented skin lesions and uses automatic image analysis and statistical pattern recognition to help identify lesions to be considered for biopsy to rule out melanoma.
On June 4, 2009 EOS announced the submission of its PMA application for MelaFind® to the FDA. Although the application is subject to the FDA’s expedited review procedures, EOS cannot predict either the timing of the FDA’s decision on the PMA application nor the outcome. The FDA approval of MelaFind® is required prior to marketing in the United States.
For more information on EOS, visit www.eosciences.com.
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.
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